CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.1

June 15, 2022

VIA PERSONAL DELIVERY

Patrick Dillon

Dear Patrick:

This letter (the “Agreement”) confirms the agreement between you and TuSimple Holdings, Inc. (the “Company”) regarding the terms described below.

1.    Resignation Date. Your employment with the Company will end on July 7, 2022 (the “Resignation Date”). During the remainder of your employment with the Company, you will continue to be paid your current base salary and the Company will provide you all employee benefits to which you are entitled. You understand and agree that during the remainder of your employment with the Company you will perform your job to the best of your ability and in good faith and that you will comply with all Company policies.

2.    Transition Services. You agree that for the period from July 7, 2022 to the earlier of October 17, 2022 or the date that you directly or indirectly engage in any Competitive Activities as defined in Paragraph 14 herein (the “Transition Period”), you will make yourself reasonably available to the Company to provide up to ten (10) hours of advisory services per month (“Transition Services”). The sole consideration for providing the Transition Services shall be the Company’s agreement to extend the exercise and vesting periods of your Equity Awards as set forth in Paragraph 6 herein, which extension you are not otherwise entitled.

3.    Final Pay and COBRA Insurance Benefits. On the Resignation Date, the Company will provide your final pay, which represents all of your earned but unpaid compensation, less lawful deductions. This amount will include all of your accrued but unused vacation time or PTO (the “Final Pay”). You are not required to sign this Agreement to receive your Final Pay. Under separate cover following the Resignation Date, you will receive information about your rights, if any, to continue your participation in the Company’s health insurance plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You acknowledge that, the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4.    Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing before signing this Agreement. The Company will reimburse you for any legal fees incurred in connection with the review, negotiation and preparation of this Agreement up to $10,000. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

Patrick Dillon

June 15, 2022

5.    Waiver of Company Rights to Repayment of Retention Bonus Pursuant to the terms of the retention bonus letter between you and the Company dated April 11, 2022 (the “Retention Bonus Letter”), you acknowledge that you were paid an advance of a retention bonus in the amount of $500,000 (the “Retention Bonus”), subject to your continued employment with the Company or a wholly-owned subsidiary through April 11, 2023. Because the Resignation Date will occur before April 11, 2023, you acknowledge that under the terms of the Retention Bonus Letter you are responsible for repaying the full amount of the Retention Bonus to the Company, net of any applicable withholding taxes and other deductions required by law, within 5 days of the Resignation Date. However, in consideration for you signing and not revoking this Agreement and your compliance with all of the terms set forth in this Agreement, you shall not be required to pay back any portion of the Retention Bonus.

6.    Equity Awards. The Company granted you the following awards of restricted stock units (“RSUs”) and options to purchase shares of the Company’s Common Stock (“Common Stock”) pursuant to the Company’s 2017 Stock Plan (as amended) (the “2017 Plan”) and the Company’s 2021 Equity Incentive Plan (the “2021 EIP”) (collectively, the “Plans”) and applicable award agreements:

a.

December 15, 2020 Option Grants: On December 15, 2020, the Company granted you an option to purchase a total of 350,000 shares of its Common Stock (the “First Option”), of which 109,375 shares are vested and exercisable as of the date of this Agreement.

b.	December 15, 2020 RSU Grant: On December 15, 2020, the Company granted you an award of 60,000 RSUs (the “First RSU Award”), of which 41,250 RSUs remained unvested as of the date of this Agreement.

c.	June 1, 2021 RSU Grant: On June 1, 2021, the Company granted you an award of 10,000 RSUs (the “Second RSU Award”), of which 7,500 RSUs remained unvested as of the date of this Agreement.

d.

July 20, 2021 Option Grant: On July 20, 2021, the Company granted you an option to purchase 20,000 shares of its Common Stock (the “Second Option” and, along with the First Option, the “Options”), of which 0 shares are vested and exercisable as of the date of this Agreement.

e.

April 1, 2022 RSU Grant: On April 1, 2022, the Company granted you an award of 291,490 RSUs (the “Third RSU Award” and, along with the First RSU Award and Second RSU Award, the “RSU Awards”), of which 291,490 RSUs remained unvested as of the date of this Agreement.

The Options and the RSU Awards shall remain outstanding and shall continue to vest during the Transition Period, subject to you providing the Transition Services during such period in compliance with the terms and conditions of this Agreement. Upon the termination of your

Patrick Dillon

June 15, 2022

continuous service with the Company at the end of the Transition Period, any then-remaining unvested shares subject to the Options and any unvested RSUs subject to the RSU Awards will immediately expire for no consideration.

In addition, subject to your execution and non-revocation of this Agreement, your continued compliance with the requirements contained or described herein, the Company has extended the post-termination exercise period of each of the Options, such that you will be eligible to exercise each of them (to the extent vested as of the date your continuous service terminates), until the earlier of: (i) the two-year anniversary of the end of the Transition Period; and (ii) the date on which any of the Options are terminated in connection with the occurrence of certain corporate transactions, as described in Section 10(b) of the 2017 Plan and Section 9.3 of the 2021 EIP (the “Extended Option Exercise Period”).

Except as otherwise set forth herein, you acknowledge and agree that the Options and RSUs shall continue to be subject to the terms and conditions of the Plans and applicable award agreements and that you do not have any other rights to receive, acquire, possess or vest into any additional shares of Common Stock or any other shares, warrants, securities, derivative securities or other class of capital stock of the Company or any of its parent, subsidiary or affiliated entities.

7.    Release of All Claims. In consideration for the Company’s waiver of your obligations to repay the Retention Bonus as described in Paragraph 5 , above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Family Rights Act, the California Fair Pay Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the California WARN Act, and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar (i) any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, (ii) any claim for coverage under any D&O or other similar insurance policy or (iii) any claim for indemnification under any written agreement with the Company, Company bylaws or applicable law.

Patrick Dillon

June 15, 2022

You understand that this Agreement does not limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). You further understand that this Agreement does not limit your ability to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, a Government Agency. However, to the fullest extent permitted by law, you agree that you are waiving the right to monetary damages or other equitable or monetary relief as a result of any such charge, complaint, investigation or proceeding.

8.    Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

9.    No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10.    Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on March 19, 2021, and a copy of which is attached as Exhibit A. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11.    Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company; provided, however, that you may retain documents and information regarding your compensation and benefits as an employee of the Company.

12.    Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information (a) to Government Agencies or (b) to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement, to the extent allowed under the law. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

Patrick Dillon

June 15, 2022

13.    No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees that it will never make any negative or disparaging statements (orally or in writing) about you except as required by law.

14.    Competitive Activities. For purposes of this Agreement, “Competitive Activities” means that you directly provide services to another company in the autonomous trucking industry, which includes such companies as [ * * * ], [ * * * ], [ * * * ] and [ * * * ], but which, for the avoidance of doubt, does not include [ * * * ]. Competitive Activities do not include being a holder of less than one percent (1%) of the outstanding equity of a public company.

15.    Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

16.    Choice of Law and Venue. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware (other than their choice-of-law provisions). Any dispute regarding the meaning, effect or validity of this Agreement or any provision thereof shall be resolved in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in or with jurisdiction over New Castle County, Delaware, and each party consents to the jurisdiction thereof. You hereby acknowledge and agree that you are individually represented by your own legal counsel in negotiating the terms of this Agreement, including without limitation all of the terms of this paragraph.

17.    Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

TUSIMPLE HOLDINGS, INC.

By:	/s/ Xiaodi Hou
Xiaodi Hou
CEO

Patrick Dillon

June 15, 2022

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Patrick Dillon
Signature of Patrick Dillon

Dated:	6/15/2022

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT